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Exhibit 4.13

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to this Offer and it is an offence to claim otherwise.

This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

August 14, 2007

NOTICE OF VARIATION AND EXTENSION

by

YAMANA GOLD INC.

of its
OFFER TO PURCHASE
all of the outstanding common shares of
MERIDIAN GOLD INC.
on the revised basis of 2.235 Yamana common shares
and Cdn$4.00 in cash (the "Offer Consideration")
for each common share of Meridian Gold Inc.

Yamana Gold Inc. (the "Offeror" or "Yamana") hereby gives notice that it is amending its offer (the "Original Offer") dated July 19, 2007 to purchase all of the outstanding common shares of Meridian Gold Inc. ("Meridian"), which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of stock options ("Options") or other securities of Meridian that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Meridian (collectively, the "Shares"), in order to, among other things: (i) increase the cash component of the consideration offered for Shares by Cdn$0.85 per Share; (ii) extend the Original Offer to 8:00 p.m. (Toronto time) on September 7, 2007; (iii) delete the condition to the Original Offer that Yamana be provided with access to non-public information and be satisfied that no state of facts exists that would have a material adverse effect on Meridian; and (iv) provide additional disclosure with respect to certain matters, including certain financial information.

THE OFFER HAS BEEN AMENDED AND EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 8:00 P.M. (TORONTO TIME) ON SEPTEMBER 7, 2007, UNLESS FURTHER EXTENDED OR WITHDRAWN.

This Notice of Variation and Extension should be read in conjunction with the Original Offer and accompanying circular (the "Original Circular") dated July 19, 2007 (which together constitute the "Offer and Circular"). Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the "Offer" in the Offer Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the Original Offer as amended hereby, and all references in such documents to the "Circular" mean the Original Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings given to them in the Offer and Circular.

The Dealer Managers for the Offer are:

In Canada	In the United States

Genuity Capital Markets Canaccord Capital Corporation	Genuity Capital Markets USA Corp. Canaccord Adams Inc.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular and this Notice of Variation and Extension in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference in the Offer and Circular and this Notice of Variation and Extension have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Yamana Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and "United States Federal Income Tax Considerations" in Section 24 of the Circular.

        The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Canadian Dealer Managers for the Offer and some or all of the experts named in the Offer and Circular may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

        The Offeror has filed with the SEC a Registration Statement on Form F-10, and expects to mail this Notice of Variation and Extension to Shareholders concerning the proposed business combination with Meridian. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana, 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone 416-815-0220. To obtain timely delivery, such documents should be requested not later than August 30, 2007, five business days before the Expiry Date.

        THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

        The Offer and Circular, as amended by this Notice of Variation and Extension, does not constitute a prospectus for the purposes of the Prospectus Rules published by the Financial Services Authority of the United Kingdom (the "FSA"). Accordingly, the Offer and Circular, as amended by this Notice of Variation and Extension, have not been, and will not be, approved by the FSA or by London Stock Exchange plc. No action has been or is intended to be taken by Yamana or by Genuity Capital Markets or Canaccord Capital Corporation, or any of their affiliated entities, that would permit a public offer of Yamana Common Shares to be made in the United Kingdom, which would require an approved prospectus to be made available to the public in the United Kingdom (in accordance with the United Kingdom Financial Services and Markets Act 2000 ("FSMA") and the Prospectus Rules (as hereinafter defined)) before such an offer was made. Accordingly, as regards Shareholders resident in, or receiving the Offer or the Offer and Circular, as amended by this Notice of Variation and Extension in, the United Kingdom ("UK Shareholders"), the Offer is only being made to or directed at, and deposits of Shares will only be accepted from, a UK Shareholder who is, and is able to establish to the satisfaction of the Offeror that it is: (i) a Qualified Investor acting as principal; (ii) a Qualified Investor which operates in the financial markets acting on behalf of a person, not being a Qualified Investor, on a

i

discretionary basis concerning the acceptance of offers on that person's behalf; or (iii) acting on behalf, and on the instructions, of a Qualified Investor (in which case the Offer is made to or directed at that Qualified Investor). In addition, in the United Kingdom, the Offer and Circular, as amended by this Notice of Variation and Extension, are being distributed only to, and are directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and Qualified Investors falling within Article 49(2)(a) to (d) of the Order. A "Qualified Investor" is (i) a legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) a legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000; and (3) an annual net turnover of more than €50,000,000, in each case as shown in its last annual or consolidated accounts; (iii) a person entered on the register of Qualified Investors maintained by the FSA for this purpose pursuant to section 87R of FSMA; or (iv) an investor authorized by an European Economic Area ("EEA") State other than the United Kingdom to be considered as a qualified investor for the purposes of the Prospectus Directive (as defined herein), in each case within the meaning and as more particularly described in section 86(7) of FMSA. Accordingly, any UK Shareholder purporting to accept the Offer must provide supporting evidence satisfactory to the Offeror that it is entitled to do so, and the Offeror shall in its sole discretion be entitled to reject any such purported acceptance of the Offer, as further described in the Offer and Circular and in the Letter of Transmittal. Shareholders receiving the Offer in the United Kingdom should consult with their legal advisers to determine whether they (or any person on whose behalf they act) are able to receive and accept the Offer. Further details in connection with the Offer and its acceptance by UK Shareholders are set out in the Offer and Circular.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder (as defined) that is not an Eligible UK Shareholder (as hereinafter defined).

        Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on yellow paper in the case of all Shareholders other than Eligible UK Shareholders and on green paper in the case of Eligible UK Shareholders) (the "Letter of Transmittal") that accompanied the Offer and Circular (or a manually signed facsimile thereof) and deposit it, together with the certificates representing their Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the "Depositary" and the "Information Agent"), at the office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer in the United States by following the procedures for book-entry transfer of Shares described under "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer; or (2) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on pink paper) (or a manually signed facsimile thereof) that accompanied the Offer and Circular. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

        Questions and requests for assistance may be directed to the Dealer Managers, the Depositary and the Information Agent. Additional copies of this document the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers or the Depositary and Information Agent at their respective addresses shown on the last page of this document.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This Offer and Circular, including the Schedules attached hereto, the pro forma consolidated financial statements of the Offeror and some of the information incorporated by reference in this Offer and Circular, contains "forward-looking statements" and "forward-looking information" under applicable United States and Canadian securities laws concerning the proposed transaction and the business, operations and financial performance and condition of the Offeror, Northern Orion and Meridian (collectively, the "Combined Company") and estimated production and mine life of the various mineral projects of the Offeror, Northern Orion or Meridian. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking statements to the extent they involve estimates of the mineralization that will be encountered if the property is developed. Except for statements of historical fact relating to the companies, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Assumptions upon which such forward-looking statements are based include that the Offeror will be successful in acquiring 100% of the issued and outstanding Meridian shares, that the shareholders of Northern Orion will approve the Northern Orion Transaction, that all required third party regulatory and governmental approvals to the transactions will be obtained and all other conditions to completion of the transactions will be satisfied or waived. Many of these assumptions are based on factors and events that are not within the control of the Offeror and there is no assurance they will prove to be correct. Factors that could cause actual results to vary materially from results anticipated by such forward-looking statements include changes in market conditions, variations in ore grade or recovery rates, risks relating to international operations, fluctuating metal prices and currency exchange rates, changes in project parameters, the possibility of project cost overruns or unanticipated costs and expenses, labour disputes and other risks of the mining industry, failure of plant, equipment or processes to operate as anticipated, the Yamana Common Shares issued in connection with the Offer having a market value lower than expected, the businesses of the Offeror, Meridian and Northern Orion not being integrated successfully or such integration may be more difficult, time-consuming and costly than expected and the expected combined benefit from the Northern Orion Transaction and/or the Offer not being fully realized or realized within the expected time frame. See "Strategic Rationale" in Section 5 of the Circular, "Purpose of the Offer" in Section 6 of the Circular, "Plans for Meridian" in Section 6 of the Circular and "Business Combination Risks" in Section 8 of the Circular as well as those risk factors discussed or referred to in the annual Management's Discussion and Analysis and Annual Information Form for each of the Offeror, Northern Orion and Meridian filed with the securities regulatory authorities in all provinces of Canada and available under each of the company's respective profiles at www.sedar.com, and the Annual Report on Form 40-F of each of the Offeror, Northern Orion and Meridian filed with the United States Securities and Exchange Commission (the "SEC") under each of the company's respective profile at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror, Meridian and Northern Orion. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference.

        Although the Offeror has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Offeror undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements. Any forward-looking statements of facts related to Meridian are derived from Meridian's publicly filed reports.

INFORMATION CONCERNING MERIDIAN

        Except as otherwise indicated, the information concerning Meridian contained in the Offer and Circular, as amended by this Notice of Variation and Extension, has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Meridian has not reviewed the Offer and Circular, as amended by this Notice of Variation and Extension, and has not confirmed the accuracy and completeness of the information in respect of Meridian contained in the Offer and Circular, as amended by this Notice of Variation and Extension. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Meridian taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Meridian's financial statements, or for any failure by Meridian to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Meridian.

INFORMATION CONCERNING NORTHERN ORION

        Except as otherwise indicated, the information concerning Northern Orion Resources Inc. ("Northern Orion") contained in the Offer and Circular, as amended by this Notice of Variation and Extension, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Northern Orion has reviewed the Offer and Circular, as amended by this Notice of Variation and Extension, and confirmed the accuracy and completeness of the information in respect of Northern Orion herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Northern Orion taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Northern Orion's financial statements, or for any failure by Northern Orion to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Northern Orion.

NOTICE TO HOLDERS OF OPTIONS

        The Offer, as amended by this Notice of Variation and Extension, is made only for Shares and is not made for any Options exercisable to acquire Shares. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Law, exercise the Options in order to obtain certificates representing Shares and deposit those Shares pursuant to the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options will have certificates representing the Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer. If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Shares will become an option or right to acquire a number of Yamana Common Shares, as determined in accordance with the terms of the Option. The tax consequences to holders of Options of exercising their Options are not described in "Canadian Federal Income Tax Considerations" in Section 23 of the Circular or "United States Federal Income Tax Considerations" in Section 24 of the Circular. Holders of the Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, all references to "Cdn$", "$" or "dollars" in this Notice of Variation and Extension refer to Canadian dollars and all references to "US$" in this Notice of Variation and Extension refer to United States dollars. Yamana's financial statements that are incorporated by reference in the Offer and Circular, as amended by this Notice of Variation and Extension, are reported in United States dollars and are prepared in accordance with Canadian GAAP. Financial statements of Desert Sun Mining Corp. ("DSM") that are incorporated by reference in the Offer and Circular, as amended by this Notice of Variation and Extension, are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. Financial statements of Northern Orion that are incorporated by reference in the Offer and Circular, as amended by this Notice of Variation and Extension, are reported in United States dollars and are prepared in accordance with Canadian GAAP. Certain of the financial information in the financial statements is reconciled to US GAAP. For a discussion of the material measurement differences between US GAAP and Canadian GAAP: (i) in the context of Yamana, see Note 30 to Yamana's audited consolidated financial statements as at and for the year ended December 31, 2006; (ii) in the context of Viceroy, see Note 11 to Viceroy's audited consolidated financial statements as at and for the year ended December 31, 2005; and (iii) in the context of Northern Orion, see Note 16 to Northern Orion's audited consolidated financial statements as at and for the year ended December 31, 2006.

NOTE CONCERNING MINERAL RESOURCE CALCULATIONS

        Information in the Offer and Circular, as amended by this Notice of Variation and Extension, by incorporation by reference or otherwise, and disclosure documents of Yamana and Northern Orion that are filed with securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

        Without limiting the foregoing, these documents use the terms "measured resources", "indicated resources" and "inferred resources". United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

        National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in this Offer and Circular, by incorporation by reference or otherwise, have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

v

EXCHANGE RATES

        On June 27, 2007, the date of the announcement of the Offeror's intention to make the Offer, the exchange rate for one US dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.0702.

        The closing, high, low and average exchange rates for the US dollar in terms of Canadian dollars for the six months ended June 30, 2007, and the calendar years ended December 31, 2006, December 31, 2005 and December 31, 2004, as reported by the Bank of Canada, were as follows:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Closing	$1.06	$1.17	$1.16	$1.20
High	1.18	1.17	1.27	1.40
Low	1.06	1.10	1.15	1.18
Average(1)	1.14	1.13	1.21	1.30

(1)
Calculated as an average of the daily noon rates for each period.

        On August 13, 2007, the noon rate of exchange as reported by the Bank of Canada for one US dollar expressed in Canadian dollars was $1.0509.

NOTICE OF VARIATION AND EXTENSION

        August 14, 2007

TO: THE SHAREHOLDERS OF MERIDIAN

        This Notice of Variation and Extension amends and supplements the Offer and Circular dated July 19, 2007 pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained therein, all of the outstanding Shares, which includes Shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of Options or other securities of Meridian that are convertible into or exchangeable or exercisable for Shares, as well as the Letter of Transmittal and Notice of Guaranteed Delivery.

        Except as otherwise set forth in this Notice of Variation and Extension, the terms and conditions previously set forth in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Variation and Extension should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

        All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the Original Offer as amended hereby and all references in such documents to the "'Circular" mean the Original Circular as amended hereby. Capitalized terms used in this Notice of Variation and Extension and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

1.     Increase in Offer Price

        The Offeror has varied the Offer by increasing it from 2.235 Yamana Common Shares and Cdn.$3.15 in cash for each Share to 2.235 Yamana Common Shares and Cdn.$4.00 in cash for each Share.

        All references in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to the price offered by the Offeror are amended to reflect the foregoing changes.

        Based on the closing price of the Shares and the Yamana Common Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement after the close of market of its intention to make the Offer), the Offer price now represents a premium of approximately 26.3%. The Offer price also now represents a premium of approximately 27.7% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Shares and the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        Assuming that all of the conditions to the Offer are satisfied or waived, all Shareholders whose Shares are taken up under the Offer, including Shareholders who have already deposited their Shares to the Offer, will receive the increased price for their Shares.

2.     Extension of the Offer

        The Offeror has amended the Original Offer by extending the time for acceptance of the Offer to 8:00 p.m. (Toronto time) on September 7, 2007, unless the Offer is further extended or withdrawn. Accordingly, the definitions of "Expiry Date" in the "Definitions" section of the Offer and Circular (found at page 22 of the Offer and Circular) is deleted and replaced by the following:

  ""Expiry Date" means September 7, 2007 or such later date or dates as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror".

        In addition, all references to August 27, 2007 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to September 7, 2007.

3.     Deletion of Meridian Due Diligence Condition of the Offer

        The following subsection 4(m) of the Offer, "Conditions of the Offer" (found at page 35 of the Offer and Circular), is deleted in its entirety:

  "(m) the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information and data relating to Meridian, including without limitation access to Meridian's mineral project sites, and the Offeror shall be satisfied upon completion of its review of such information and data and upon the advice of its legal counsel, that such information and data does not reveal a change, event, occurrence or state of facts that is or would reasonably be expected to have a Material Adverse Effect on Meridian or any of its affiliates, either individually or collectively, whether or not the Offer were completed".

4.     Amendments to Pro Forma Financial Information

        The Summary Historical and Unaudited Pro Forma Consolidated Financial Information in the Summary of the Offer (found at pages 15-18 of the Offer and Circular) and Section 10 of the Circular, "Summary Historical and Unaudited Pro Forma Consolidated Financial Information" (found at pages 56-59 of the Offer and Circular), are deleted and replaced by the following:

"SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

        The tables set out below include a summary of (i) the Offeror's historical consolidated financial information for the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004 and for the six months ended June 30, 2007 and (ii) unaudited pro forma consolidated financial information for the Offeror for the six months ended June 30, 2007 and for the year ended December 31, 2006. The historical financial information for the years ended December 31, 2006 and 2005 and for the ten months ended December 31, 2004 has been derived from the Offeror's audited consolidated financial statements. The historical financial information for the six months ended June 30, 2007 has been derived from the Offeror's unaudited consolidated financial statements. The unaudited pro forma consolidated financial information for the Offeror has been derived from: (i) the unaudited comparative interim consolidated financial statements of the Offeror, Northern Orion and Meridian, respectively, for the six months ended June 30, 2007; of DSM for the three months ended March 31, 2006; and of Viceroy for the nine months ended September 30, 2006; and (ii) the audited comparative consolidated financial statements of the Offeror, Northern Orion and Meridian, respectively, for the year ended December 31, 2006, and such other supplementary information as was available to the Offeror and considered necessary to give pro forma effect to the acquisition of each of Northern Orion and Meridian by the Offeror.

        The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror, the accompanying notes thereto included in the Circular. The summary unaudited pro forma consolidated financial statement information for the Offeror gives effect to the proposed acquisition of Northern Orion and Meridian as if each had occurred as at June 30, 2007 for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2006 for the purposes of the pro forma consolidated statements of income for the periods ended December 31, 2006 and June 30, 2007. In preparing the unaudited pro forma consolidated financial statement information, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Northern Orion Transaction and Offer will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between the Offeror and each of Northern Orion and Meridian due to the limited publicly available information. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information. The unaudited pro forma consolidated financial statement information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror and accompanying notes included in Schedule "A" to this Notice of Variation and Extension.

Summary of Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Six months ended June 30,		Twelve months ended December 31,
Canadian GAAP					Ten months ended December 31, 2004
	2007	2006	2006	2005
Consolidated Statement of Operations
Sales	328,800	58,956	169,206	46,038	32,298
Mine operating earnings	183,034	16,660	35,056	8,569	10,377
Operating earnings (loss)	144,585	(23,969)	(33,725)	(3,775)	3,808
Net earnings for the period (loss)	80,186	(64,219)	(70,163)	(4,111)	2,783
Earnings (loss) per share — basic	0.23	(0.27)	(0.25)	(0.03)	0.03
— diluted	0.22	(0.27)	(0.25)	(0.03)	0.02
Consolidated Balance Sheet Data
Cash and cash equivalents	88,956		69,680	151,633	87,054
Other current assets	178,188		83,780	14,402	9,107
Property, plant and equipment	370,144		134,792	24,992	17,938	(3)
Assets under construction	1,060		224,650	158,717	12,085
Mineral properties	1,556,187		1,496,732	61,506	38,256	(3)
Other non-current assets	212,644		171,558	51,529	7,253
Total assets	2,407,179		2,181,192	468,446	177,106
Current liabilities	146,569		100,461	31,442	7,225
Total long-term liabilities	430,303		364,141	122,030	9,572
Book value per share	5.15		—	—	—
Ratio of earnings to fixed charges
Ratio(1)	58.44		—	—	—
Deficiency(2)	—		(100,358)	(17,059)	—
	Twelve months ended December 31,
US GAAP			Ten months ended December 31, 2004
	2006	2005
Consolidated Statement of Operations
Sales	169,206	46,038	32,298
Operating loss	(57,637)	(17,109)	(786)
Net loss for the period	(88,072)	(12,911)	(636)
Loss per share — basic	(0.32)	(0.09)	(0.01)
— diluted	(0.32)	(0.09)	(0.01)
Consolidated Balance Sheet Data
Cash and cash equivalents	69,680	151,633	87,054
Other current assets	83,744	14,536	9,164
Property, plant and equipment	134,792	24,992	17,938 (3)
Assets under construction	224,650	158,717	12,085
Mineral properties	1,448,698	37,215	27,376 (3)
Other non-current assets	177,641	56,135	7,253
Total assets	2,139,205	448,895	166,283
Current liabilities	100,461	31,442	7,225
Total long-term liabilities	361,219	119,108	6,578
Book value per share	4.87	—	—
Ratio of earnings to fixed charges
Ratio(1)	—	—	—
Deficiency(2)	(124,270)	(30,393)	—

Summary of Pro Forma Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Six months ended June 30, 2007		Twelve months ended December 31, 2006
Canadian GAAP	Yamana and Meridian	Yamana, Meridian and Northern Orion	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales(4)	479,500	479,500	418,692	418,692
Mine operating earnings(4)	268,334	268,334	170,406	170,406
Operating earnings	206,885	208,853	40,345	28,613
Net earnings (loss) for the period	113,086	137,680	(59,784)	5,697
Earnings (loss) per share from continuing operations	0.19	0.21	(0.11)	0.01
Net earnings (loss) per share	0.19	0.20	(0.11)	0.01
	As at June 30, 2007
	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	252,390	469,597
Other current assets	293,188	296,079
Property, plant and equipment	668,244	668,467
Assets under construction	1,060	1,060
Mineral properties	5,444,675	6,526,644
Total assets	6,903,201	8,546,721
Current liabilities	215,669	235,535
Total long-term liabilities	2,315,874	2,743,922
	Twelve months ended December 31, 2006
US GAAP(5)	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	418,692	418,692
Operating loss	(5,731)	(33,073)
Net loss for the period	(99,251)	(47,380)
Loss per share from continuing operations	(0.18)	(0.07)
Net loss per share — basic and diluted	(0.18)	(0.07)
Book value per share	7.34	8.23
Ratio of earnings to fixed charges
Ratio(1)	—	—
Deficiency(2)	(101,259)	(60,588)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
Amounts shown have been adjusted to exclude assets held for sale.

(4)
The addition of Northern Orion does not impact Sales or Mine operating earnings as its interest in Alumbrera is accounted for on an equity basis.

(5)
The US GAAP pro forma information presented is for the twelve months ended December 31, 2006. US GAAP pro forma information as at and for the six months ended June 30, 2007 is not presented as the information is not available.

Summary of Principal Differences Between Canadian GAAP and US GAAP

Yamana

        Yamana's interim consolidated financial statements incorporated by reference into this Offer and Circular for the six-month period ended June 30, 2007 have been prepared in accordance with Canadian GAAP. Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted by US GAAP are described and quantified below to enable a reader to assess material differences for the six-month period ended June 30, 2007. The following is intended to supplement and complement the interim consolidated financial statements under Canadian GAAP for the six-month period ended June 30, 2007 and should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2006. Readers are encouraged to refer to Note 30 "Summary of Principal Differences Between Canadian GAAP and United States Generally Accepted Accounting Principles (US GAAP)" in the annual audited consolidated financial statements of Yamana.

Mineral Properties

        Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

        Under US GAAP, acquisition costs and exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. Exploration costs of US$24.5 million (US$20.9 million net of income tax) would have been expensed under US GAAP during the six-month period ended June 30, 2007. An additional depletion expense is required to be recognized under US GAAP in the amount of US$3.1 million (US$2.8 million net of income tax) for the six-month period ended June 30, 2007. For the purposes of the consolidated statements of cash flows, these costs are classified as cash used in investing activities under Canadian GAAP and cash used in operations under US GAAP.

Pre-operating Costs

        US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established. An additional expense for pre-operating costs is required to be recognized under US GAAP in the amount of US$0.5 million (US$0.3 million net of income tax) for the six-month period ended June 30, 2007.

Recently Released Accounting Standards

        In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation Number No. 48 "Accounting for Uncertainty in Tax Positions" ("FIN 48"). This interpretation addresses the recognition and measurement of all tax positions. The recognition process involves determining whether it is more likely than not that a tax position would be sustained on audit based solely on its technical merits. The amount of benefit recognized in the financial statements is the maximum amount which is more likely than not to be realized based on a cumulative probability approach. FIN 48 is effective for all fiscal years beginning after December 15, 2006. Yamana is currently evaluating the impact that adoption of FIN 48 will have on its financial condition and results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB 108 had no impact on Yamana's financial condition and results of operations.

        The SEC and the FASB have issued recent interpretations for US GAAP that suggest warrants with an exercise price that is different from the entity's functional currency cannot be classified as equity. As a result, these instruments should be treated as derivatives and recorded as liabilities which are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations. Yamana's functional currency is the US dollar and it has outstanding warrants that have an exercise price that is denominated in Canadian dollars. The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issue Task Force ("EITF") "EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock". The FASB has initiated a project to determine the accounting treatment for certain equity instruments with elements of foreign currency risk. This project is expected to provide further guidance with respect to US GAAP accounting for such items. Yamana is awaiting the results of the FASB's project and has therefore not recorded warrants outstanding that have an exercise price in Canadian dollars as derivatives. Accordingly the issued and outstanding warrants continue to be classified in shareholders' equity at their historical issue price. Upon the issuance of authoritative guidance from the FASB project Yamana will assess the impact this may have on the consolidated financial statements and record an adjustment in accordance with the guidance provided in the FASB project.

Northern Orion

        Northern Orion's interim consolidated financial statements incorporated by reference into this Offer and Circular, as amended by this Notice of Variation and Extension, for the six-month period ended June 30, 2007 have been prepared in accordance with Canadian GAAP. Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted by US GAAP are described and quantified below to enable a reader to assess material differences for the six-month period ended June 30, 2007. The following is intended to supplement and complement the interim consolidated financial statements under Canadian GAAP for the six-month period ended June 30, 2007 and should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2006. Readers are encouraged to refer to Note 16 "Differences in Generally Accepted Accounting Principles Between Canada and the United States" in the annual audited consolidated financial statements of Northern Orion.

Exploration Expenses

        Canadian GAAP allows exploration costs and costs of acquiring mineral rights to be capitalized during the search for a commercially mineable body of ore. Under US GAAP, exploration expenditures can only be deferred subsequent to the establishment of mining reserves. Northern Orion obtained the equivalent of mining reserves through the completion of a positive feasibility study as at October 31, 2006. For US GAAP purposes, Northern Orion was required to expense its exploration expenditures through to October 31, 2006.

Recently Released Accounting Standards

        In June 2006, the FASB issued FIN No. 48. FIN 48 addresses the recognition and measurement of all tax positions. The recognition process involves determining whether it is more likely than not that a tax position would be sustained on audit based solely on its technical merits. The amount of benefit recognized in the financial statements is the maximum amount which is more likely than not to be realized based on a cumulative probability approach. FIN 48 is effective for all fiscal years beginning after December 15, 2006. Northern Orion is currently evaluating the impact that adoption of FIN 48 will have on its condition and results of operations.

        In September 2006, the SEC issued SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB 108 had no impact on Northern Orion's financial condition and results of operations.

        The SEC and the FASB have issued recent interpretations for US GAAP that suggest warrants with an exercise price that is different from the entity's functional currency cannot be classified as equity. As a result, these instruments should be treated as derivatives and recorded as liabilities which are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations. Northern Orion's functional currency is the US dollar and it has issued and outstanding warrants that have an exercise price that is denominated in Canadian dollars. The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issue Task Force "EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock". The FASB has initiated a project to determine the accounting treatment for certain equity instruments with elements of foreign currency risk. This project is expected to provide further guidance with respect to US GAAP accounting for such items. Northern Orion is awaiting the results of the FASB's project and has therefore not recorded warrants outstanding that have an exercise price in Canadian dollars as derivatives. Accordingly the issued and outstanding warrants continue to be classified in shareholders' equity at their historical issue price. Upon the issuance of authoritative guidance from the FASB project Northern Orion will assess the impact this may have on the consolidated financial statements and record an adjustment in accordance with the guidance provided in the FASB project".

5.     Documents Incorporated by Reference

        The following additional documents of the Offeror are added to Section 12 of the Circular, "Documents Incorporated by Reference" (found at page 65 of the Offer and Circular):

  "(h)
  the comparative unaudited consolidated financial statements of the Offeror and the notes thereto as at June 30, 2007 and for the six months ended June 30, 2007 and 2006, together with management's discussion and analysis of financial results found at pages 2 through 28 of the Offeror's second quarter report in respect of the quarter ended June 30, 2007;

  (i)
  the material change report dated July 19, 2007 relating to the Offeror's announcement of having entered into a definitive business combination agreement with Northern Orion and the announcement of its formal Offer for all of the outstanding common shares of Meridian".

        The following additional documents of Northern Orion are added to Section 12 of the Circular, "Documents Incorporated by Reference" (found at page 65 of the Offer and Circular):

  "(d)
  the comparative unaudited consolidated financial statements of Northern Orion and the notes thereto as at June 30, 2007 and for the three months ended June 30, 2007 and 2006".

6.     Source of Funds

        Section 9 of the Circular, "Source of Funds" (found at page 55 of the Offer and Circular), is deleted and replaced with the following:

        "According to Meridian, as at July 16, 2007, Meridian had 101,203,037 Meridian Common Shares outstanding. As at June 30, 2007, Meridian had 791,383 Options outstanding under its Stock Option Plan. If all of these Options were exercised, Meridian would have to issue 791,383 Shares. The Offeror estimates that if it acquires all of the Shares on a fully diluted basis pursuant to the Offer, the total amount of cash required for the purchase of such Shares and to cover related fees and expenses, estimated to be approximately $17 million in the aggregate, will be approximately $400 million.

        The Offeror intends to pay the cash consideration under the Offer through a committed acquisition financing (the "Term Credit Facility") of US$400 million pursuant to a senior secured credit facility commitment letter dated August 13, 2007 between Yamana and a syndicate of lenders. The Term Credit Facility, which is secured by guarantees from, and pledge of shares of, certain operating subsidiaries, matures in 2012. Amounts drawn or undrawn under the Term Credit Facility bear an interest rate of LIBOR plus 0.95% to 1.50% per annum, depending on the Offeror's debt to Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") ratio. The Term Credit Facility also contains customary conditions precedent to the first drawdown as well as the requirement that at least 66 2/3% of the Shares in the capital of both Northern Orion and Meridian shall have been acquired by the Offeror or otherwise tendered in connection with the Northern Orion Transaction and Offer, as applicable.

        A copy of the Term Credit Facility has been filed as an exhibit to the Schedule TO filed by the Offeror with the SEC in connection with the Offer, pursuant to Rule 14d-3 under the US Exchange Act. Reference is made to such exhibit for a more complete description of the terms and conditions of the Term Credit Facility.

        The Offeror does not intend to use the Loan from Northern Orion to fund any portion of the cash consideration".

7.     Amendments to Consolidated Capitalization Table

        The Consolidated Capitalization section (found at page 63 of Section 11 of the Offer and Circular) is deleted and replaced by the following:

        "The following table sets forth the Offeror's consolidated capitalization as at December 31, 2006, adjusted to give effect to the material changes in the share and loan capital of the Offeror since December 31, 2006, the date of the Offeror's most recent audited consolidated financial statements, and further adjusted to give effect to the Offer and to the Northern Orion Transaction and the Offer. The table should be read in conjunction with the audited consolidated financial statements of the Offeror as at and for the year ended December 31, 2006, including the notes thereto, and management's discussion and analysis thereof and the other financial information contained in or incorporated by reference in this Offer and Circular.

	As at December 31, 2006	As at December 31, 2006	As at December 31, 2006
		After Giving Effect to the Offer(1)	After Giving Effect to Northern Orion Transaction and the Offer(1)
		(unaudited)
Debt	—	$400,000 (2)	$400,000
Common shares(4)(5)	$1,619,850	$4,123,232	$5,066,444
(Authorized — unlimited)	(344,595,000)	(570,532,000)	(653,365,000)
Common shares reserved for issuance	$42,492	$42,492	$42,492
	(4,378,000)	(4,378,000)	(4,378,000)
Preference shares	—	—	—
(Authorized — 8,000,000)	(—)	(—)	(—)
Common share purchase options(4)(5)	—	—	—
	(16,127,000)	(17,976,000)	(24,152,000)
Common share purchase warrants(4)	$73,004	$73,004	$280,519
	(16,890,000)	(16,890,000)	(48,153,000)
Contributed surplus	$61,578	$71,444	$106,847
(Deficit) retained earnings	$(80,334)	$(80,334)	$(80,334)
Total capitalization	$1,716,590	$4,629,838	$5,815,968

(1)
Before deducting fees and expenses of the Offer and/or the Northern Orion Transaction.

(2)
Debt includes the Term Credit Facility. See "Source of Funds" in Section 9 of the Circular.

(3)
Assumes no currently outstanding options and warrants of Northern Orion will be exercised prior to completion of the Northern Orion Transaction, and the underlying Northern Orion Shares will not be exchanged under the Northern Orion Transaction. See "Authorized and Outstanding Share Capital — Pro Forma Yamana Common Shares Outstanding and Ownership" in Section 11 of the Circular.

(4)
Assumes no exercise of the currently outstanding Options of Meridian, as well as the termination of the Shareholder Rights Plan, prior to completion of the Offer. See "Authorized and Outstanding Share Capital — Pro Forma Yamana Common Shares Outstanding and Ownership" in Section 11 of the Circular".

8.     Recent Developments

        On July 27, 2007, the Offeror formally engaged J.P. Morgan Securities Inc. as a financial advisor with respect to the Offer.

        On July 31, 2007, Meridian filed a Directors Circular recommending that the Meridian Shareholders reject the Offer and not tender any of their Shares.

        On July 31, 2007, Yamana released a response to Meridian's rejection of the Offer which confirmed the several compelling reasons why the combination of Meridian, Northern Orion and Yamana would generate significant value for the shareholders of all three companies.

        The board of directors of Northern Orion have re-confirmed its recommendation, following consideration of the terms of variation of the Offer, that shareholders of Northern Orion vote in favour of the Northern Orion Transaction at a special meeting of Northern Orion shareholders to be held on August 22, 2007.

9.     Right to Withdraw Deposited Shares

        Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable law) (i) at any time when the Shares have not been taken up; (ii) if the Shares have not been paid for within three business days after having taken them up; (iii) at any time before the expiration of ten days from the date upon which either a notice of change or a notice of variation is mailed or otherwise communicated to Shareholders; (iv) during a Subsequent Offering Period with respect to the Offer; or (v) as required by the US Exchange Act at any time after 60 days from the commencement of the Offer.

        See Section 7 of the Offer and Circular, "Right to Withdraw Deposited Shares", for additional detail regarding withdrawal of deposited Shares."

10.   Other Changes to the Offer and Circular

Regulatory Matters

        Yamana made its regulatory filing with the Mexican Federal Competition Commission. Yamana has determined that, based on the available public information, the Offer is not subject to pre-merger notification under the Competition Act, or under the HSR Act.

Stock Exchange Listings

        Yamana received conditional approval of the Toronto Stock Exchange for the listing of the Yamana Common Shares.

11.   Time for Acceptance

        The Offer is now open for acceptance until 8:00 p.m. (Toronto time) on September 7, 2007, unless further extended or withdrawn as a result of any one or more of the conditions of the Offer not having been satisfied or waived by the Offeror at or before the Expiry Time.

12.   Manner of Acceptance

        Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Offer, "Manner of Acceptance".

13.   Take up of and Payment for Deposited Shares

        Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Shares validly deposited to the Offer and not withdrawn as set forth in "Take up of and Payment for Deposited Shares" in Section 6 of the Offer.

14.   Consequential Amendments to the Offer and Circular and Other Documents

        The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Variation and Extension.

15.   Offerees' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

16.   Directors' Approval

        The contents of this Notice of Variation and Extension have been approved, and the sending thereof to the securityholders of Meridian has been authorized, by the board of directors of the Offeror.

AUDITORS' CONSENTS

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated August 14, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007 (the "Offer and Circular") to purchase all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 2006 and 2005 and the ten month period ended December 31, 2004, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 26, 2007.

Vancouver, British Columbia	(Signed) DELOITTE & TOUCHE LLP
August 14, 2007	Independent Registered Chartered Accountants

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated August 14, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007 (the "Offer and Circular") to purchase of all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Viceroy Exploration Ltd. ("Viceroy") on the consolidated balance sheets of Viceroy as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 10, 2006.

Vancouver, British Columbia	(Signed) PRICEWATERHOUSECOOPERS LLP
August 14, 2007	Chartered Accountants

        We have read the Notice of Variation and Extension of Yamana Gold Inc. (the "Company") dated August 14, 2007, relating to the Offer and Circular furnished with the Company's Offer dated July 19, 2007 (the "Offer and Circular") to purchase of all the issued and outstanding common shares of Meridian Gold Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Northern Orion Resources Inc. ("Northern Orion") on the consolidated balance sheets of Northern Orion as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 2006, 2005 and 2004, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 29, 2007.

Vancouver, British Columbia	(Signed) DELOITTE & TOUCHE LLP
August 14, 2007	Independent Registered Chartered Accountants

APPROVAL AND CERTIFICATE OF YAMANA GOLD INC.

        The contents of this Notice of Variation and Extension have been approved, and the sending thereof to the securityholders of Meridian Gold Inc. has been authorized, by the Board of Directors of Yamana Gold Inc.

        The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer and Circular, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: August 14, 2007

(Signed) PETER MARRONE	(Signed) CHARLES MAIN
Chairman and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

On behalf of the Board of Directors

(Signed) PATRICK MARS	(Signed) JOHN BEGEMAN
Director	Director

SCHEDULE "A"

TABLE OF CONTENTS

Page
PRO FORMA CONSOLIDATED BALANCE SHEET AS AT JUNE 30, 2007	A-2
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007	A-3
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006	A-4
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-5 – A-15
SCHEDULES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-16 – A-18

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma		Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
				(Note 6)					(Note 6)
Assets
Current assets
Cash and cash equivalents	$88,956	$139,500	(a)(vi)	$23,934	$252,390		$237,207	(b)(ii)	$(20,000)	$469,597
Short term investments	—	67,500		—	67,500		1,333		—	68,833
Restricted cash	—	13,800		—	13,800		—		—	13,800
Accounts receivable	72,081	9,700		—	81,781		—		—	81,781
Advances and deposits	29,685	—		—	29,685		409		—	30,094
Inventory	62,325	8,600		—	70,925		—		—	70,925
Income taxes recoverable	39	500		—	539		—		—	539
Marketable securities	—	—		—	—		—		—	—
Derivative related assets	14,058	—		—	14,058		—		—	14,058
Other current assets	—	14,900		—	14,900		1,149		—	16,049

	267,144	254,500		23,934	545,578		240,098		(20,000)	765,676
Property, plant and equipment	370,144	298,100		—	668,244		223		—	668,467
Assets under construction	1,060	—		—	1,060		—		—	1,060
Mineral properties	1,556,187	—	(a)(i)	3,888,488	5,444,675		122,532	(b)(i)(ii)	959,437	6,526,644
Available-for-sale securities	29,852	—		—	29,852		—		—	29,852
Share purchase warrants held	389	—		—	389		—		—	389
Other assets	43,806	31,000		—	74,806		—		—	74,806
Future income tax assets	83,597	—		—	83,597		—		—	83,597
Goodwill	55,000	—		—	55,000		—		—	55,000
Restricted cash	—	—		—	—		752		—	752
Equity investment in Minera Alumbrera Ltd.	—	—		—	—		100,478	(b)(ii)	240,000	340,478

	$2,407,179	$583,600		$3,912,422	$6,903,201		$464,083		$1,179,437	$8,546,721

Liabilities
Current liabilities
Accounts payable and accrued liabilities	65,134	19,900	(a)(i)	17,000	102,034		2,866	(b)(i)	17,000	121,900
Income taxes payable	9,608	—		—	9,608		—		—	9,608
Derivative related liabilities	70,801	—		—	70,801		—		—	70,801
Current portion of long-term debt	1,026	—		—	1,026		—		—	1,026
Other current liabilities	—	32,200		—	32,200		—		—	32,200

	146,569	52,100		17,000	215,669		2,866		17,000	235,535
Long-term liabilities
Asset retirement obligations	22,626	—		—	22,626		1,201		—	23,827
Future income tax liabilities	389,198	23,600	(d)(ii)	1,360,971	1,773,769		23,603	(d)(ii)	389,214	2,186,586
Long-term liabilities	18,479	101,000	(a)(vi)	400,000	519,479		—		—	519,479
Royalty and net proceeds interest payable	—	—		—	—		14,030		—	14,030

	$576,872	$176,700		$1,777,971	$2,531,543		$41,700		$406,214	$2,979,457

Non-controlling interest	—	15,300		—	15,300		—		—	15,300

Shareholders' equity
Capital stock
Common stock	1,715,654	403,500	(a)(i)	2,122,551	4,241,705		294,244	(b)(i)	658,444	5,194,393
Warrants	72,915	—		—	72,915		11,329	(b)(i)	196,186	280,430
Additional paid-in capital including contributed surplus	43,117	8,200	(a)(i)	(8,200)	43,117		14,476	(b)(i)	20,927	78,520
Accumulated other comprehensive income	5,844	54,300	(a)(i)	(54,300)	5,844		(2,635)	(b)(i)	2,635	5,844
(Deficit) retained earnings	(7,223)	(74,400)	(a)(i)	74,400	(7,223)	(b)(i)	104,969		(104,969)	(7,223)

	1,830,307	391,600		2,134,451	4,356,358		422,383		773,233	5,551,964

	$2,407,179	$583,600		$3,912,422	$6,903,201		$464,083		$1,179,437	$8,546,721

YAMANA GOLD INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Six month period ended June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Yamana Gold Inc.	Meridian Gold Inc.	Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
			(Note 6 (a)(vi))			(Note 6 (b)(ii))
Sales	$328,800	$150,700	$—	$479,500	$—	$—	$479,500

Cost of sales	(120,955)	(48,300)	—	(169,255)	—	—	(169,255)
Depreciation, amortization and depletion	(24,104)	(17,100)	—	(41,204)	—	—	(41,204)
Accretion of asset retirement obligation	(707)	—	—	(707)	—	—	(707)

Mine operating earnings	183,034	85,300	—	268,334	—	—	268,334
Corporate administration	(18,909)	(9,100)	—	(28,009)	(1,445)	—	(29,454)
Property maintenance and exploration	—	(15,400)	—	(15,400)	(1,268)	—	(16,668)
Professional and consulting	—	—	—	—	(866)	—	(866)
Other	—	1,500	—	1,500	—	—	1,500
Foreign exchange (loss) gain	(6,693)	—	—	(6,693)	6,946	—	253
Loss on impairment of mineral properties	(1,821)	—	—	(1,821)	—	—	(1,821)
Non-production costs during business interruption	(10,465)	—	—	(10,465)	—	—	(10,465)
Arrangement transaction costs	—	—	—	—	(325)	—	(325)
Stock-based compensation	(561)	—	—	(561)	(1,074)	—	(1,635)

Operating earnings (loss)	144,585	62,300	—	206,885	1,968	—	208,853
Investment and other business income	5,016	4,900	—	9,916	5,311	—	15,227
Equity earnings of Minera Alumbrera Ltd.	—	—	—	—	27,208	(13,300)	13,908
Interest expense	(6,025)	—	(15,000)	(21,025)	—	—	(21,025)
Gain on sale of assets	—	600	—	600	—	—	600
Unrealized loss on derivatives	(28,700)	—	—	(28,700)	—	—	(28,700)

Earnings before income taxes expense	114,876	67,800	(15,000)	167,676	34,487	(13,300)	188,863
Income tax expense	(34,690)	(24,400)	4,500	(54,590)	(593)	4,000	(51,183)

Net earnings	$80,186	$43,400	$(10,500)	$113,086	$33,894	$(9,300)	$137,680

Earnings per share (Note 7)
Basic	$0.23			$0.19			$0.21
Diluted	$0.22			$0.19			$0.20

YAMANA GOLD INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Pro forma Yamana Gold Inc.	Meridian Gold Inc.	Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
	(Schedule 1)		(Note 6 (a)(vi))			(Note 6 (b)(ii))
Sales	$178,692	$240,000	$—	$418,692	$—	$—	$418,692

Cost of sales	(106,130)	(76,100)	—	(182,230)	—	—	(182,230)
Depreciation, amortization and depletion	(37,320)	(28,100)	—	(65,420)	—	—	(65,420)
Accretion of asset retirement obligation	(636)	—	—	(636)	—	—	(636)

Mine operating earnings	34,606	135,800	—	170,406	—	—	170,406
Corporate administration	(28,606)	(22,700)	—	(51,306)	(2,777)	—	(54,083)
Take-over bid expenses	(4,054)	—	—	(4,054)	—	—	(4,054)
Property maintenance and exploration	—	(26,600)	—	(26,600)	(1,825)	—	(28,425)
Professional and consulting	—	—	—	—	(2,087)	—	(2,087)
Foreign exchange gain	5,216	—	—	5,216	122	—	5,338
Loss on impairment of mineral properties	(3,675)	(4,600)	—	(8,275)	—	—	(8,275)
Stock-based compensation	(45,042)	—	—	(45,042)	(5,165)	—	(50,207)

Operating (loss) earnings	(41,555)	81,900	—	40,345	(11,732)	—	28,613
Investment and other business income	7,423	12,300	—	19,723	7,846	—	27,569
Equity earnings of Minera Alumbrera Ltd.	—	—	—	—	93,167	(30,500)	62,667
Interest expense	(28,935)	—	(30,000)	(58,935)	—	—	(58,935)
Unrealized loss on derivatives	(35,773)	—	—	(35,773)	—	—	(35,773)
Loss arising from assets sold	(2,186)	—	—	(2,186)	—	—	(2,186)
Write-off of other receivables and other business loss	(12,299)	—	—	(12,299)	(500)	—	(12,799)

(Loss) earnings before income taxes	(113,325)	94,200	(30,000)	(49,125)	88,781	(30,500)	9,156
Income tax recovery (expense)	25,941	(45,600)	9,000	(10,659)	(2,000)	9,200	(3,459)

Net (loss) earnings	$(87,384)	$48,600	$(21,000)	$(59,784)	$86,781	$(21,300)	$5,697

(Loss) earnings per share (Note 7)
Basic and diluted	$(0.26)			$(0.11)			$0.01

YAMANA GOLD INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisitions of Meridian Gold Inc. ("Meridian") and Northern Orion Resources Inc. ("Northern Orion") by Yamana Gold Inc. ("Yamana"). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transactions and recent acquisitions completed by Yamana pursuant to the assumptions described in Note 6 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at June 30 , 2007 gives effect to the proposed transactions by Yamana as if they had occurred as of June 30, 2007. The unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2007 and for the year ended December 31, 2006 give effect to the proposed transactions and recent acquisitions completed by Yamana as if they were completed on January 1, 2006.

  The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

  The pro forma adjustments and allocations of the purchase price for Northern Orion and Meridian are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisitions. In addition, the allocations of the purchase price for recently completed acquisitions by Yamana are based in part on preliminary estimates of the fair values of the respective assets acquired and liabilities assumed and are open for subsequent adjustment based on valuations to be completed at a later date. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

  In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP, was used:

  (a)
  the unaudited consolidated balance sheet of Yamana as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (b)
  the unaudited consolidated balance sheet of Northern Orion as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (c)
  the unaudited consolidated balance sheet of Meridian as at June 30, 2007, and the unaudited consolidated statement of operations for the six month period ended June 30, 2007;

  (d)
  the audited consolidated financial statements of Yamana for the year ended December 31, 2006;

  (e)
  the audited consolidated financial statements of Northern Orion for the year ended December 31, 2006;

  (f)
  the audited consolidated financial statements of Meridian for the year ended December 31, 2006;

  (g)
  the unaudited consolidated statement of operations of Desert Sun Mining Corporation ("DSM") for the period from January 1, 2006 to March 31, 2006; and

  (h)
  the unaudited consolidated statement of operations of Viceroy Exploration Ltd. ("Viceroy") for the period from January 1, 2006 to September 30, 2006.

  The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations should be read in conjunction with the June 30, 2007 unaudited interim consolidated financial statements and the December 31, 2006 audited consolidated financial statements including the notes thereto, as listed above.

  The accounting policies used in preparing the pro forma financial statements are set out in Yamana's consolidated financial statements for the year ended December 31, 2006. While management believes that accounting policies of Northern Orion and recently acquired entities are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition. Management has not had the opportunity to assess the impact, if any, of Meridian accounting policy differences with those of Yamana. Accounting policy differences may be identified upon consummation of the proposed acquisition.

2.     CONVERSION OF HISTORICAL FINANCIAL STATEMENTS TO U.S. DOLLARS

  The unaudited pro forma consolidated financial statements are presented in U.S. dollars and, accordingly, Viceroy's unaudited statement of operations for the nine months ended September 30, 2006 and for the period from October 1, 2006 to October 13, 2006, and DSM's unaudited statement of operations for the three months ended March 31, 2006 were converted from Canadian dollars to U.S. dollars using the average exchange rate for each period.

  The exchange rates used for conversion to U.S. dollars from Canadian dollars are as follows:

As at August 9, 2007	1.0527
Average for the nine months ended September 30, 2006	1.1327
Average for the period from October 1, 2006 to October 13, 2006	1.1277
Average for the three months ended March 31, 2006	1.1546

3.     ACQUISITION OF MERIDIAN

  On June 27, 2007, Yamana announced a proposal to acquire all the outstanding common shares of Meridian (the "Original Offer"). Under the Original Offer, the shareholders of Meridian were to receive 2.235 Yamana shares plus $2.94 (Cdn$3.15) in cash. Based on a volume adjusted share price of $11.39 (Cdn$12.19), determined with reference to the share price of Yamana common shares for the two days prior to, the day of, and the two days subsequent to the date of announcement, the purchase price equates to total consideration of $28.40 (Cdn$30.39) per share. On August 13, 2007, Yamana announced an amended offer (the "Amended Offer") to acquire all the outstanding shares of Meridian. Under the Amended Offer the shareholders of Meridian will receive 2.235 Yamana shares plus $3.80 (Cdn$4.00) in cash. Based on a volume adjusted share price of $11.08 (Cdn$11.67) determined with reference to the share price of Yamana common shares for the three day period ended August 9, 2007, the purchase price equates to total consideration of $28.56 (Cdn$30.08) per share. As at June 30, 2007, there were 101,203,037 common shares of Meridian outstanding.

  The business combination, if completed, will be accounted for as a purchase transaction with Yamana as the acquirer of Meridian. Yamana is not making an offer to acquire or substitute any options outstanding to acquire common shares of Meridian ("Meridian options"). For purposes of these pro forma financial statements it has been assumed that all Meridian options are exercised prior to the closing date and that Yamana will acquire the Meridian shares issued pursuant to the exercise of the Meridian options under the Offer.

  The Company has estimated that the fair value of Meridian's non-mineral property, plant and equipment approximates carrying value. As Yamana has not had access to information relative to the respective fair value of Meridian's mineral property, plant and equipment, no allocation at this time is possible to specific properties, included acquired goodwill. The Company does not have any basis upon which to estimate the potential impact of the allocation on future earnings.

  The fair value of the net assets of Meridian to be acquired pursuant to the Offer will ultimately be determined at the closing of the transaction. The Company will complete a full and detailed valuation of the Meridian assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

Purchase of Meridian shares (226,188,788 Yamana common shares)	$2,506,451
Yamana shares issuable on exercise of Meridian options (1,768,741 Yamana common shares)	19,600
Cash consideration (including cash of $3,007 payable due to exercise of Meridian options)	387,557
Estimated transaction costs	17,000

Purchase consideration	$2,930,608

  The purchase price was allocated as follows:

Net working capital acquired (including cash of $102.1 million)	$213,891
Mineral property, plant and equipment, net	4,186,588
Other long-term assets	31,000
Long-term liabilities	(101,000)
Future income taxes	(1,384,571)
Non-controlling interest	(15,300)

$2,930,608

  For the purposes of the pro forma financial statements, the excess of $3,888,488 of the purchase price over the carrying value of the assets acquired and the liabilities assumed has been allocated to mineral properties.

  For information purposes only, using a reference date of June 27, 2007, the date of the original announcement, Yamana's share price was $12.15 (Cdn$13.02) per share, which equated to total consideration of $30.09 (Cdn$32.25) per Meridian common share.

4.     ACQUISITION OF NORTHERN ORION

  Also on June 27, 2007, Yamana announced that it had entered into a business combination arrangement to acquire all the outstanding common shares of Northern Orion. Under the proposed transaction, the shareholders of Northern Orion will receive 0.543 of a Yamana common share for each Northern Orion common share outstanding. As at June 30, 2007, there were 154,087,161 common shares of Northern Orion outstanding. The volume adjusted share price of Yamana common shares for the period of two days prior to the day of the announcement, the day of the announcement, and the two days after the date of the announcement was $11.39 (Cdn$12.19).

  The business combination, if completed, will be accounted for as a purchase transaction, with Yamana as the acquirer of Northern Orion. Yamana will also exchange all outstanding options and share purchase warrants of Northern Orion for similar securities of Yamana which, for purposes of these pro forma consolidated financial statements, have been assumed to be at an exchange ratio of 0.543 and at a price equivalent to the original price divided by 0.543. The fair value of the net assets of Northern Orion to be acquired will ultimately be determined at the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

Purchase of Northern Orion shares (83,669,328 Yamana common shares)	$952,688
Fair value of options and warrants acquired	242,918
Estimated transaction costs	17,000

Purchase consideration	$1,212,606

  The purchase price was allocated as follows:

Net working capital acquired (including cash of $237.2 million)	$237,984
Property plant and equipment, net	223
Mineral properties and other assets	1,061,969
Equity investment in Minera Alumbrera Ltd.	340,478
Long-term liabilities	(15,231)
Future income tax liability at 33%	(412,817)

$1,212,606

  Yamana has estimated the fair value of Northern Orion's interest in Minera Alumbrera at $340,000. The remainder of the purchase price over the carrying value of the assets acquired and liabilities assumed of $939,437 has been assigned to Northern Orion's non-producing properties.

  For information purposes only, using a reference date of June 27, 2007, the date of the original announcement, Yamana's share price was $12.15 (Cdn$13.02) per share which equates to total consideration of $6.60 (Cdn$7.07) per Northern Orion common share.

5.     RECENT ACQUISITION OF DSM AND VICEROY BY YAMANA

  (a)
  Acquisition of DSM

    On April 5, 2006, Yamana completed the acquisition of DSM which owns the Jacobina gold mine in the Bahia state of Brazil. Total consideration paid was approximately $632 million comprised of approximately 63.9 million common shares, transaction costs and substitution of issued options and share purchase warrants. Yamana exchanged all outstanding shares, options and share purchase warrants of DSM for similar securities of Yamana at an exchange ratio of 0.6 of a Yamana common share for 1 DSM common share or equivalent.

    Yamana has consolidated the results of operations from the Jacobina mine from the date of acquisition.

    The purchase price was calculated as follows:

Common shares issued to acquired 100% of DSM (63,746,381 Yamana common shares)	$534,852
Fair value of options and warrants issued	92,658
Transaction costs	3,094
Shares issued for employee severance (174,068 common shares)	1,361

Purchase consideration	$631,965

    The purchase price was allocated as follows:

Net working capital acquired (including cash of $18.1 million)	$26,944
Property plant and equipment, net	37,792
Mineral properties and other assets	665,867
Other assets	3,548
Silicosis liability	(17,154)
Long-term liabilities	(6,954)
Future income taxes, net	(133,078)

Net identifiable assets	576,965
Residual purchase price allocated to goodwill	55,000

$631,965

    As a result of this acquisition, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 have been adjusted to include operations of DSM for the three month period ended March 31, 2006.

  (b)
  Acquisition of Viceroy

    On October 14, 2006, the Company acquired approximately 95% of the outstanding common shares of Viceroy. The Company offered Viceroy shareholders 0.97 of a Yamana common share for each Viceroy common share. Subsequently, the Company commenced and completed the compulsory acquisition of the remaining Viceroy common shares not already owned at the same ratio of 0.97 of a Yamana common share for each Viceroy common share. Yamana exchanged all outstanding shares, options and share purchase warrants of Viceroy for similar securities of Yamana at an exchange ratio of 0.97 of a Yamana common share for 1 Viceroy common share or equivalent. Total consideration paid was approximately $549.1 million. Yamana has consolidated the results of operations from October 13, 2006.

    The business combination was accounted for as a purchase transaction with Yamana as acquirer of Viceroy. The preliminary purchase price allocation is subject to change and is summarized as follows:

Purchase of Viceroy shares (52,542,397 Yamana common shares)	$509,842
Fair value of options and warrants issued	35,230
Estimated transaction costs	4,075

Purchase consideration	$549,147

    The purchase price was allocated as follows:

Net working capital acquired	$53,881
Property plant and equipment, net	1,666
Mineral properties	661,094
Other assets	2,794
Future income tax liability at 30%	(170,288)

$549,147

6.     EFFECT OF TRANSACTIONS ON THE CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

  The pro forma consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Meridian assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Meridian as a result of the Amended Offer. As per Note 3, this gives rise to an increase of mineral properties of $3,888,488. On consolidation, all equity accounts of Meridian are eliminated with a net increase to common stock of $2,122,551 reflecting the net increase attributable to the issue of Yamana common shares. Accounts payable increase by $17 million to provide for the transaction costs.

  (ii)
  The assumption that all of the stock options of Meridian that were outstanding are exercised and converted into Meridian common shares which are acquired by Yamana pursuant to the Amended Offer;

  (iii)
  The pro forma consolidated financial statements include information from the financial statements of Meridian as at June 30, 2007 and for the six month period ended June 30, 2007 and the year ended December 31, 2006. It has been assumed that asset classifications are consistent with those used by Yamana in their presentation;

  (iv)
  It has been assumed that Meridian's accounting policies conform to those of Yamana;

  (v)
  There has been no depletion adjustment calculated on the excess of the purchase price over the assets acquired as the allocation of the fair value adjustment is not known and cannot be estimated at this time; and

  (vi)
  It has been assumed that Yamana drew down $400 million of a revolving line of credit in order to finance the $387 million cash component of the acquisition of Meridian. The balance of loan proceeds of $12,443 plus the $11,491 assumed to have been received upon exercise of Meridian options have been added to the cash balance. Interest expense has been recorded in the amount of $15 million and $30 million during the six month period ended June 30, 2007 and the year ended December 31, 2006 respectively. Interest expense has been provided at 7.5% which approximates the current rate under the facility and amortization of debt issue costs. A 1/8% change to the effective interest rate would change the interest expense by $500.

  (b)
  Northern Orion assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Northern Orion as a result of the transaction. As per note 4 this gives rise to an increase of mineral properties of $939,437. (Total increase in mineral properties is $959,437 after giving effect to transaction costs of Northern Orion. See 6(d)(i).) On consolidation all equity accounts of

      Northern Orion are eliminated with a net increase to common stock of $658,610 reflecting the net increase attributable to the issue of Yamana common shares. Accounts payable increase by $17 million to provide for transaction costs;

    (ii)
    The fair value of Minera Alumbrera Ltd. has been estimated at $340 million (an increase to Northern Orion's carrying value of $240 million). Amortization of this increase in fair value has been provided in the amount of $13,300 and $30,500 for the six months ended June 30,2007 and the year ended December 31, 2006, respectively;

    (iii)
    The assumption that, as at June 27, 2007, 12,567,500 stock options and 56,571,850 share purchase warrants of Northern Orion were outstanding and were exchanged for 6,824,153 stock options and 30,718,515 share purchase warrants of Yamana with fair values of $35,403 and $207,515, respectively. We have assumed that all options vest immediately upon completion of the transaction;

    (iv)
    There has been no depletion adjustment calculated on the excess of the purchase price over the assets acquired as the allocation of the fair value adjustment is not known and cannot be estimated at this time;

    (v)
    The cash component of the Northern Orion acquisition is approximately $200 (Cdn.$0.001 per common share of Northern Orion) and has not been reflected in these pro forma financial statements.

  (c)
  Viceroy and DSM assumptions

  (i)
  Including operating expenses for Viceroy for the period from October 1 to October 13, 2006;

  (ii)
  Depreciation, amortization and depletion expense

    It is assumed that the addition to mineral properties related to the excess of the purchase price over the assets acquired of DSM would be amortized on a unit-of-production basis over the proven, probable and possible reserves. In relation to DSM, the additional amortization for year ended December 31, 2006 would be $2,371; and

    (iii)
    Tax effect

    The tax effect of the additional mineral property amortization of DSM above for the year ended December 31, 2006 would be a pro forma recovery of $806.

  (d)
  Other assumptions

  (i)
  Transaction costs of Northern Orion, estimated to be in the amount of $20 million, have been given effect in these pro forma financial statements. Yamana has no knowledge of the costs incurred by Meridian with respect to this transaction.

  (ii)
  The pro forma balance sheet reflects adjustments for future income taxes based on temporary differences between assigned values of assets and liabilities acquired and the estimated tax basis (Meridian — $1,360,971 and Northern Orion — $402,721). Adjustments to the pro forma statements of operations have an associated tax effect when it is appropriate. All tax effects have been calculated with reference to the statutory rate in effect during the current periods for which statement of operations is provided.

7.     YAMANA SHARES OUTSTANDING AND LOSS PER SHARE

  The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	June 30, 2007	December 31, 2006
Basic
Weighted average shares outstanding for the period	353,611,000	276,617,000
Issued to acquire Viceroy	—	41,742,000
Issued to acquire DSM	—	16,822,000

Weighted average pro forma shares of Yamana	353,611,000	335,181,000
Issued to acquire Meridian	227,957,530	227,911,395

	581,568,530	563,092,395
Issued to acquire Northern Orion	83,669,330	83,669,330

Pro forma weighted average shares of Yamana	665,237,860	646,761,725

	June 30, 2007	December 31, 2006
Diluted
Weighted average pro forma shares of Yamana	353,611,000	335,181,000
Issued to acquire Meridian	227,957,530	227,911,395
Dilutive effect of Yamana options and warrants	13,297,000	11,967,500

	594,865,530	575,059,895
Issued to acquire Northern Orion	83,669,330	83,669,330
Dilutive effect of Northern Orion options and warrants	18,414,423	18,414,423

	696,949,283	677,143,648

8.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND
THE UNITED STATES OF AMERICA

  These pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The pro forma financial statements prepared in accordance with US GAAP as at December 31, 2006 and for the year then ended are summarized as follows:

  Pro forma consolidated balance sheet in accordance with US GAAP

	Yamana Gold Inc.	Meridian Gold Inc.	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
	(As reported)	(As reported)	(As reported)	(Note 6)
Assets
Current assets
Cash and cash equivalents	$69,680	$92,800	$178,956	$3,934	$345,370
Short term investments	—	84,000	—	—	84,000
Restricted cash	—	13,800	—	—	13,800
Accounts receivable, advances and deposits	30,280	6,200	144	—	36,624
Inventory	51,216	7,000	—	—	58,216
Other current assets	2,248	16,200	1,460	—	19,908

	153,424	220,000	180,560	3,934	557,918
Assets under construction	224,650	—	—	—	224,650
Mineral properties and property, plant and equipment	1,583,490	276,100	34,037	5,061,379	6,955,006
Other assets	122,641	31,900	360	—	154,901
Goodwill	55,000	—	—	—	55,000
Equity investment in Minera Alumbrera Ltd.	—	—	128,914	240,000	368,914

	$2,139,205	$528,000	$343,871	$5,305,313	$8,316,389

Liabilities
Current liabilities	100,461	45,500	3,106	34,000	183,067
Long-term liabilities
Asset retirement obligations	18,720	—	1,155	—	19,875
Future income tax liabilities	325,450	17,600	—	1,822,040	2,165,090
Long-term liabilities	17,049	104,000	—	400,000	521,049
Royalty and net proceeds interest payable	—	—	12,826	—	12,826

	461,680	167,100	17,087	2,256,040	2,901,907

Non-controlling interest	—	15,300	—	—	15,300

Shareholders' equity
Capital stock
Common stock	1,619,850	402,000	288,682	2,788,057	5,098,589
Shares to be issued	42,492	—	—	—	42,492
Warrants	—	—	11,926	195,589	207,515
Additional paid-in capital including contributed surplus	129,215	7,000	12,434	15,969	164,618
Accumulated other comprehensive income	(4,632)	53,500	2,029	(55,529)	(4,632)
(Deficit) surplus	(109,400)	(116,900)	11,713	105,187	(109,400)

	1,677,525	345,600	326,784	3,049,273	5,399,182

	$2,139,205	$528,000	$343,871	$5,305,313	$8,316,389

  Pro forma results of operations for the year ended December 31, 2006, in accordance with US GAAP, is as follows:

Yamana net loss as reported	$(88,072)
Meridian net income as reported	49,200
Northern Orion net income as reported	73,171
DSM net loss for the three months ended March 31, 2006 in accordance with US GAAP	(12,993)
Viceroy net loss from January 1, 2006 to October 13, 2006 in accordance with US GAAP	(27,894)
Interest expense on revolving line of credit (Note 6 (a) vi)	(30,000)
Additional depletion expense on equity investment in Minera Alumbrera Ltd.	(30,500)
Income tax impact of the above adjustments	19,708

Pro forma net loss — US GAAP	$(47,380)

Other comprehensive (loss) income
Unrealized loss on available-for-sale securities	(3,907)
Future employee benefits	(1,000)
Foreign currency translation adjustments	(100)

Pro forma comprehensive loss	$(52,387)

Loss per share — basic	(0.07)
Comprehensive loss per share — basic	(0.07)

  The pro forma financial information can be reconciled as follows:

As at December 31, 2006
Total Pro forma Assets
Under Canadian GAAP	$8,358,340
Exploration assets capitalization for Canadian GAAP	(40,630)
Unrealized loss on investments	(4,526)
Additional depletion charges	(7,404)
Future Income taxes	10,609

Under US GAAP	$8,316,389

Total Pro forma liabilities
Under Canadian GAAP	$2,904,829
Future Income taxes	(2,922)

Under US GAAP	$2,901,907
Pro forma Non-controlling interest under Canadian and US GAAP	$15,300

Total Pro forma Shareholders' Equity
Under Canadian GAAP	$5,438,133
Adjustments to mineral property assets	(34,503)
Net Unrealized loss on investments	(4,526)

Under US GAAP	$5,399,182

Year ended December 31, 2006
Income on a pro forma basis under Canadian GAAP	5,697
Write-off of deferred mineral property costs	(57,212)
Adjustment for depreciation, amortization and depletion	(5,882)
Pre-operating costs	1,478
Other	(70)
Tax effect of reconciling items	8,609

Net loss on a pro forma basis under US GAAP	(47,380)

  If the transaction with Northern Orion is not completed, the pro forma net loss in accordance with US GAAP would be approximately $99,250.

  Significant differences between Canadian GAAP pro forma information and US GAAP pro forma information reflect the undernoted.

  (i)
  Mineral properties — exploration costs and depletion

    Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

    Under US GAAP, acquisition costs and exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. An additional depletion and exploration expense is required to be recognized under US GAAP.

  (ii)
  Pre-operating costs

    US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established.

  (iii)
  Investments

    Under US GAAP, items such as unrealized gains and losses on investments classified as available for sale are required to be shown separately in the derivation of comprehensive income. Under US GAAP, investments classified as available for sale are carried at the quoted market values. Under Canadian GAAP, gains and losses on marketable equity securities are noted in the footnotes and recognized in the statement of operations only when the investment is sold.

  (iv)
  Comprehensive loss

    In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). Under SFAS No. 115, management determines the appropriate classification of investments in debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Under SFAS No. 115, equity securities and long-term investments are classified as available-for-sale securities and accordingly, the Company is required to include the net unrealized holding gain or loss on these securities in other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.

  (v)
  Pension costs

    In September 2006, the FASB issued FAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires the recognition in the Company's financial statements the funding status of a benefit plan and that the plan assets and benefit obligations be measured as of the date of the employer's fiscal year-end statement of financial position. Under FAS 158 the Company is required to recognize unamortized actuarial gains and losses, prior service cost and remaining transitional amounts not recognized under Canadian GAAP, with the offset to comprehensive income.

  Management has not provided a reconciliation to US GAAP for the financial position at June 30, 2007 and the results of operations for the six month period ended June 30, 2007. The information required to complete the reconciliation is not available. In the opinion of management, the material variation in accounting principles, practices and methods at June 30, 2007 and for the six month period then ended would be consistent with those disclosed with respect to December 31, 2006. In addition, Yamana, Northern Orion and Meridian were required to adopt FIN No. 48, Accounting for Uncertainty in Tax Positions, an Interpretation of FASB Statement No. 109, with effect from January 1, 2007. Management cannot determine if adoption of FIN No. 48 will give rise to a significant or material Canadian-United States GAAP difference due to limited access to information as at the time of preparation of these pro forma financial statements.

9.     SUPPLEMENTARY INFORMATION

  (a)
  Book value per share(1)
	Yamana and Meridian		Yamana, Meridian and Northern Orion
	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
In accordance with
Canadian GAAP	$7.47	N/A	$8.37	N/A
US GAAP	N/A	$7.34	N/A	$8.23

    (1)
    Calculated based on common shares outstanding at the respective dates. Book value is determined by deducting total liabilities from total assets.

  (b)
  Ratio of earnings to fixed charges
	Yamana and Meridian		Yamana, Meridian and Northern Orion
	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
In accordance with
Canadian GAAP
Ratio	10.86	—	12.11	1.11
Deficiency	—	$(54,281)	—	—
US GAAP
Ratio	N/A	—	N/A	—
Deficiency	N/A	(101,259)	N/A	(60,588)

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.

Adjusted for recent acquisitions

Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of US dollars)

Schedule 1

	Yamana Gold Inc.	Desert Sun Mining Corp.	Viceroy Exploration Ltd.	Pro forma adjustments	Pro forma Yamana Gold Inc.
		(3 months) (Schedule 2)	(9 months) (Schedule 3)	(Note 6 (c))
Sales	$169,206	$9,486	$—	$—	$178,692

Cost of sales	(100,004)	(6,126)	—	—	(106,130)
Depreciation, amortization and depletion	(33,510)	(1,403)	(30)	(2,377)	(37,320)
Accretion of asset retirement obligation	(636)	—	—	—	(636)

Mine operating earnings (loss)	35,056	1,957	(30)	(2,377)	34,606
Corporate administration	(24,350)	(1,995)	(1,693)	(568)	(28,606)
Take-over bid expenses	—	—	(1,230)	(2,824)	(4,054)
Foreign exchange gain (loss)	343	4,884	(20)	9	5,216
Loss on impairment of mineral properties	(3,675)	—	—	—	(3,675)
Stock-based compensation	(41,099)	(1,542)	(2,401)	—	(45,042)

Operating (loss) earnings	(33,725)	3,304	(5,374)	(5,760)	(41,555)
Investment and other business income	5,328	245	1,638	212	7,423
Interest expense	(28,846)	(89)	—	—	(28,935)
Unrealized loss on commodity contracts	(35,773)	—	—	—	(35,773)
Loss arising from assets sold	(2,186)	—	—	—	(2,186)
Write-off of other receivables and other
business loss	—	(12,299)	—	—	(12,299)

Loss before income taxes	(95,202)	(8,839)	(3,736)	(5,548)	(113,325)
Income tax recovery	25,039	96	—	806	25,941

Net loss	$(70,163)	$(8,743)	$(3,736)	$(4,742)	$(87,384)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP.

Three month period ended March 31, 2006
(Expressed in thousands of dollars)

Schedule 2

	As reported Cdn$	US$
		(Note 2)
Sales	$10,953	$9,486

Cost of sales	(7,074)	(6,126)
Depreciation, amortization and depletion	(1,620)	(1,403)

Mine operating earnings	2,259	1,957
Corporate administration	(2,304)	(1,995)
Foreign exchange gain	5,639	4,884
Stock-based compensation	(1,780)	(1,542)

Operating earnings	3,814	3,304

Investment and other business income	283	245
Interest expense	(103)	(89)
Write-off of other receivables and other business loss	(14,201)	(12,299)

Loss before income taxes	(10,207)	(8,839)
Income tax recovery	111	96

Net loss	$(10,096)	$(8,743)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD.

Nine month period ended September 30, 2006
(Unaudited)
(Expressed in thousands of dollars)

Schedule 3

	As reported Cdn$	US$
		(Note 2)
Depreciation, amortization and depletion	$(33)	$(30)

Corporate administration	(1,918)	(1,693)
Take-over bid expenses	(1,394)	(1,230)
Foreign exchange loss	(23)	(20)
Stock-based compensation	(2,720)	(2,401)

Operating loss	(6,088)	(5,374)
Investment and other business income	1,856	1,638

Net loss for the period	$(4,232)	$(3,736)

Any questions and requests for assistance may be directed to
Kingsdale Shareholder Services Inc. and the Dealer Managers for the Offer
at the telephone numbers and location set out below:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

North American Toll Free Phone:
1-866-879-7644
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

The Dealer Managers for the Offer May be Contacted at
the Following Telephone Numbers and Location:

In Canada:	In the United States:

Genuity Capital Markets Scotia Plaza, Suite 4900 40 King Street West, PO Box 1007 Toronto, ON M5H 3Y2	Genuity Capital Markets USA Corp. 717 Fifth Avenue, Suite 1403 New York, New York 10022
Telephone: 416-603-6000 Toll Free: 877-603-6001 Fax: 416-603-3099	Telephone: 212.644.0001 Fax: 212.644.1341

Canaccord Capital Corporation BCE PLACE 161 Bay Street, Suite 2900 P.O. Box 516 Toronto, ON Canada M5J 2S1 Telephone: (416) 869-7368 Toll Free (Canada): 1-800-382-9280 Toll Free (US): 1-800-896-1058	Canaccord Adams Inc. 99 High Street, Suite 1200 Boston, MA 02110 United States Telephone: (617) 371-3900 Toll Free: 1-800-225-6201 Fax: (617) 371-3798

QuickLinks

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING MERIDIAN
INFORMATION CONCERNING NORTHERN ORION
NOTICE TO HOLDERS OF OPTIONS
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
NOTE CONCERNING MINERAL RESOURCE CALCULATIONS
EXCHANGE RATES
NOTICE OF VARIATION AND EXTENSION
"SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Summary of Consolidated Financial Information of Yamana (in thousands of US dollars except for per share information)
Summary of Pro Forma Consolidated Financial Information of Yamana (in thousands of US dollars except for per share information)
Summary of Principal Differences Between Canadian GAAP and US GAAP
AUDITORS' CONSENTS
APPROVAL AND CERTIFICATE OF YAMANA GOLD INC.
SCHEDULE "A" TABLE OF CONTENTS
YAMANA GOLD INC. PRO FORMA CONSOLIDATED BALANCE SHEET June 30, 2007 (Unaudited) (Expressed in thousands of U.S. dollars)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Six month period ended June 30, 2007 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP. Three month period ended March 31, 2006 (Expressed in thousands of dollars)
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD. Nine month period ended September 30, 2006 (Unaudited) (Expressed in thousands of dollars)